Exhibit 10.2

AWARD AGREEMENT - NON-U.S. EMPLOYEES
(For Service-Based Restricted Stock Units Award)

To:
(Name of Award Recipient)
    Date of Grant:

There hereby is granted to you, as a key employee of Invacare Corporation (“Invacare”) or of a subsidiary, an award of XX,XXX Restricted Stock Units. This award is granted to you pursuant to the Invacare Corporation 2018 Equity Compensation Plan (the “Plan”) and is subject to the terms and conditions set forth below and in the Plan. This award is granted for valuable future services to be rendered by you to Invacare or a subsidiary. Please acknowledge your acceptance of the terms of this award by signing below.

/s/ Anthony C. LaPlaca

Anthony LaPlaca
Sr. Vice President, General Counsel and Secretary

I. VESTING AND DELIVERY OF SHARES
You will be entitled to receive a number of shares of Invacare common stock (the “Shares”) equal to the number of Restricted Stock Units (“RSUs”) granted hereunder. You shall vest in the number of RSUs as indicated on the Vesting Schedule in the Appendix.

Invacare will issue you “net shares” on each Vesting Date after withholding the number of shares necessary to cover your withholding tax obligations. Except as provided herein, the award will not vest, and you shall not receive a certificate on each Vesting Date indicated above unless you are a current employee of Invacare or a subsidiary on a continuous basis from the date hereof through such vesting date.

II. TERM OF AWARD
Your award shall not be affected by any temporary leave of absence approved in writing by Invacare and described in Section 1.421-7(h) of the Federal Income Tax Regulations. If, prior to the Vesting Date, you cease to be an employee for any reason other than Retirement, death or disability, you will forfeit any and all rights you have to the RSUs.

If, prior to the Vesting Date, you die or become disabled while you are an employee or Retire, you, or your estate or personal representative, shall become vested in a prorated number of RSUs. The prorated number of RSUs shall be equal to (a) times (b), in which (a) is the number of RSUs granted hereunder and (b) is (i) the number of completed months between the date of grant and the date of your Retirement, death or termination due to disability divided by (ii) 36. If the proration formula results in any fractional shares, such fractional shares shall be rounded to the next lower whole Share. Any Shares to which you (or your estate or personal representative) become entitled pursuant to this paragraph shall be delivered to you (or your estate or personal representative) no later than sixty (60) days following the date of your termination of employment due to Retirement, disability or death. For purposes of this Agreement, “Retirement” or “Retire” means a termination of your employment with Invacare or a subsidiary after you have attained either (i) age fifty-five (55) with ten (10) years of service to Invacare or a subsidiary or (ii) age sixty-five (65) with five (5) years of service to Invacare or a subsidiary.

If, prior to the Vesting Date, the Compensation and Management Development Committee of the Board of Directors of Invacare (the “Committee”) finds that you intentionally committed an act materially inimical to the interests of Invacare or a subsidiary, you shall forfeit all of the RSUs as of the time you committed such act, as determined by the Committee.

III. TERMINATION OF AWARD UNDER
CERTAIN CIRCUMSTANCES

The Committee may cancel your award at any time prior to the Vesting Date, in which case you shall forfeit all of the RSUs as of the date of such cancellation, if you are not in compliance with all applicable provisions of this Agreement or the Plan or if you, without the prior written consent of the Committee, engage in any of the following activities: (i) you render services for an organization, or engage in a business, that is, in the judgment of the Committee, in competition with Invacare; or (ii) you disclose to anyone outside of Invacare, or use for any purpose other than Invacare's business, any confidential information or material relating to Invacare, whether acquired by you during or after employment with Invacare, in a fashion or with a result that is or may be injurious to the best interests of Invacare, as determined by the Committee.

The Committee may, in its discretion and as a condition to the continuance of this award, require you to represent in writing that you are in compliance with all applicable provisions of this Agreement and the Plan and have not engaged in any activities referred to in clauses (i) and (ii) above.

IV. DIVIDENDS
The RSUs shall not entitle you to receive any dividends that are paid with respect to Invacare’s common stock prior to the Vesting Date. Upon the vesting of the RSUs and the issuance of Shares to you, you shall become entitled to any dividends that are paid with respect to such Shares after the Vesting Date.

V. TRANSFERABILITY
This Agreement shall be binding upon and inure to the benefit of any successor of Invacare and your heirs, estate and personal representative. Your award shall not be transferable other than by will or the laws of descent and distribution.

VI. ADJUSTMENTS OR AMENDMENTS
Subject to Section 4.06 of the Plan, in the event that, subsequent to the date of this Agreement and prior to the Vesting Date, the outstanding common shares of Invacare are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange of other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, liquidation, dissolution, sale of assets or other such change, including, without limitation, any transaction described in Section 424(a) of the Internal Revenue Code (the “Code”), increased, decreased, changed into or exchanged for a different number or kind of shares of stock or other securities of Invacare or another entity or converted into cash, then, except as otherwise provided below, there shall automatically be substituted for each Invacare common share subject to the award, the amount of cash or other securities or property into which each outstanding Invacare common share shall be converted or exchanged. Notwithstanding the preceding provisions of this Paragraph VI, the Committee may, in its sole discretion, make other adjustments or amendments to the securities subject to the award and/or amend the provisions of the Plan and/or this Agreement, to the extent appropriate, equitable and in compliance with the Plan and provisions of Sections 409A and 162(m) of the Code to the extent applicable and any such adjustment or amendment shall be final, binding and conclusive. Any such adjustment or amendment shall provide for the elimination of fractional shares.

VII. PROVISIONS OF PLAN CONTROL
This Agreement is subject to all of the terms, conditions and provisions of the Plan (all of which are incorporated herein by reference) and to such rules, regulations, and interpretations related to the Plan as may be adopted by the Committee and as may be in effect from time to time. In the event and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions, and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Committee has authority to interpret and construe any provision of this Agreement and its interpretation and construction shall be binding and conclusive.

VIII. LIABILITY
The liability of Invacare under this Agreement and any distribution of Shares made hereunder is limited to the obligations set forth herein with respect to such distribution and no term or provision of this Agreement shall be construed to impose any liability on Invacare, its officers, employees or any subsidiary with respect to any loss, cost or expense which you may incur in connection with or arising out of any transaction in connection with this Agreement.

IX. WITHHOLDING
You agree that, as a condition to your receipt of the Shares upon vesting of the RSUs hereunder, Invacare may make appropriate provision for tax withholding, if required, with respect to the transactions contemplated by this Agreement. Unless you make other arrangements that are satisfactory to the Committee to cover Invacare’s or its subsidiary’s withholding obligations, at any time that taxes are required to be withheld in connection with the RSUs, Invacare or its subsidiary shall withhold Shares from the Shares otherwise deliverable to you with a Fair Market Value (as defined in the Plan) equal to the amount required to satisfy the minimum tax withholding obligations applicable to you relating to this Agreement.

X. ADJUSTMENT AND CLAWBACK. You acknowledge that this award and any payment made hereunder is subject to Invacare’s Executive Compensation Adjustment and Recapture Policy. In addition, you acknowledge that the Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which Invacare’s shares may be traded, and any policy of Invacare adopted pursuant to such law, rules, or regulations. This Agreement may be amended to further such purpose without your consent.

XI. SECTION 409A OF THE CODE. It is intended that this Agreement and the compensation and benefits hereunder meet the requirements for compliance with, or exemption from, Section 409A of the Code (“Section 409A”), and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of Invacare with respect to the Plan, Invacare specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with exemption from (or compliance with) Section 409A and other laws. In no event, however, shall this section or any other provisions of this Agreement be construed to require Invacare to provide any gross‑up for the tax consequences of any provisions of, or payments under, this Agreement. Except as may be provided in another agreement to which Invacare is bound, Invacare and its affiliates shall have no responsibility for tax or legal consequences to you (or your beneficiaries) resulting from the terms or operation of this Agreement or the Plan.

XII. DATA PRIVACY. You hereby acknowledge that the administration of this award is subject to Invacare’s Data Privacy Policy, as may be amended from time to time, and you consent to the terms of such policy along with the provisions of Exhibit A hereto.

XIII. EXHIBIT A. Notwithstanding any provisions in this Agreement, the grant of the RSUs shall be subject to any special terms and conditions set forth in Exhibit A to this Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to you to the extent Invacare determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.

ACCEPTANCE

The undersigned hereby accepts the terms of the Service-Based Restricted Stock Units award granted herein and acknowledges receipt of a copy of the Invacare Corporation 2018 Equity Compensation Plan.

_________________________ ___________________
(Signature of Award Recipient)     (Date)

EXHIBIT A
ADDITIONAL TERMS AND CONDITIONS OF INVACARE CORPORATION
SERVICE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-U.S. EMPLOYEES
Terms and Conditions
This Exhibit A includes special terms and conditions applicable to you if you reside in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.
Notifications
This Exhibit A also includes country-specific information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2014. Such laws are often complex and change frequently. As a result, Invacare strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you vest in the RSUs or sell Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to your particular situation, and Invacare and its affiliates are not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, please note that if you are a citizen or resident of a country other than the country in which you are currently working, or transfer employment after grant, the information contained in this Exhibit A may not be applicable to you.

Australia
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf.
Securities Law Information. If you acquire Shares under the Plan and offer the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should consult with your own legal advisor before making any such offer in Australia.

Canada
Settlement of RSUs. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in Shares only, not cash.
Securities Law Information. You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange.

Termination of Employment. Notwithstanding anything in the Agreement to the contrary, in the event of your termination of employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the date you are no longer actively providing service or (2) the date you receive notice of termination of employment from Invacare or a subsidiary, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); Invacare shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the RSUs.
The following provisions apply if you are resident in Quebec:
Language Acknowledgment
The parties acknowledge that it is their express wish that this Agreement, including this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Article XII of the Agreement:
You hereby authorize Invacare, its subsidiaries and their representatives to discuss with, obtain and process all relevant information in connection with the Agreement, including your personal data, from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize Invacare and its subsidiaries to disclose and discuss the Plan, the Agreement and your personal data with their advisors. You further authorize Invacare and its subsidiaries to record and process such information and to keep such information in your employee file.

China
Settlement of RSUs and Sale of Shares. Due to local regulatory requirements, upon the vesting of the RSUs, you agree to the immediate sale of any Shares to be issued to you upon vesting and settlement of the RSUs. You further agree that Invacare is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize Invacare’s designated broker to complete the sale of such Shares. You acknowledge that Invacare’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, Invacare agrees to pay you the cash proceeds from the sale of Shares, less any brokerage fees or commissions and subject to any obligation to satisfy tax withholding requirements.
Treatment of RSUs Upon Termination of Employment. Notwithstanding anything in the Agreement to the contrary, any portion of Shares that vests upon termination of your employment will be distributed to you no later than three months from the date of termination, as determined by Invacare. If all or a portion of your RSUs become distributable at some time following your termination of employment, that portion will vest and become distributable immediately upon termination of your employment. Any Shares distributed to you according to this paragraph will be sold immediately upon distribution, as described above.
Exchange Control Information. You understand and agree that, to facilitate compliance with exchange control requirements, you will be required to immediately repatriate to China the cash proceeds from the immediate sale of the Shares issued upon the vesting of the RSUs. You further understand that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by Invacare or its subsidiaries, and you hereby consent and agree that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to you. Invacare may deliver the proceeds to you in U.S. dollars or local currency at Invacare’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Shares’ trading price and/or the U.S. dollar/PRC exchange rate between the vesting/sale date and (if later) when the sale proceeds can be converted into local currency, the sale proceeds that you receive may be more or less than the market value of the Common Stock on the vesting/sale date (which is the amount relevant to determining your tax liability). You agree to bear the risk of any currency fluctuation between the date the RSUs vest and the date of conversion of the proceeds into local currency.
You further agree to comply with any other requirements that may be imposed by Invacare in the future to facilitate compliance with exchange control requirements in China.
Finland
There are no country specific provisions.
France
Language Acknowledgement
En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.
By accepting your RSUs, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to you in English.
Exchange Control Information. If you import or export cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €10,000 and do not use a financial institution to do so, you must submit a report to the customs and excise authorities.
If you hold Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.
Germany
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In the event that you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from the remitting bank and complying with applicable reporting requirements.

Mexico
Labor Law Policy and Acknowledgment. By accepting this Award, you expressly recognize that Invacare Corporation, with offices at 1 Invacare Way, Elyria, Ohio 44035, U.S.A., is solely responsible for the administration of the Plan and the Agreement and that your participation in the Plan and acquisition of Shares does not constitute an employment relationship between you and Invacare since you are participating in the Plan on a wholly commercial basis and your sole employer is Invamex, not Invacare in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, Invamex, and do not form part of the employment conditions and/or benefits provided by Invamex and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of Invacare; therefore, Invacare reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against Invacare for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to Invacare, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Netherlands
Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued to you at settlement of the RSUs. In particular, you may be prohibited from effectuating certain transactions involving shares of Invacare Common Stock if you have inside information about Invacare.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at a subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when they have such inside information.
By accepting the RSUs and the underlying Shares, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein.
If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

New Zealand
There are no country-specific provisions.

Norway
There are no country-specific provisions.

Sweden
There are no country-specific provisions.

Switzerland
Securities Law Notification. The RSUs offered hereunder are considered a private offering in Switzerland and are, therefore, not subject to registration in Switzerland.

United Kingdom
You agree that, if you do not pay or Invacare or a subsidiary does not withhold from you the full amount of all taxes, including without limitation income tax, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by Invacare or a subsidiary to be an appropriate charge to you even if legally applicable to Invacare or a subsidiary, that you owe at vesting and settlement of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of income tax that should have been withheld shall constitute a loan owed by you to Invacare or a subsidiary, effective 90 days after the Taxable Event. You agree that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by you, and Invacare or a subsidiary may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by Invacare or its subsidiary, by withholding in Shares issued upon vesting of your RSUs or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from you. You also authorize Invacare to delay the issuance of any Shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and the income tax that is due is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing Invacare or its subsidiary (as appropriate) for the value of any employee national insurance contributions due on this additional benefit.